UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                 Amendment No. 1

                                    GTx, Inc.
                                    ---------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    40052B108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------------            ---------------------------
CUSIP No.  40052B108                         13G     Page  2  of  6  Pages
-----------------------------------------            ---------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Larry N. Feinberg
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,441,973
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            2,441,973
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,441,973
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.9%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------------            ---------------------------
CUSIP No.  40052B108                         13G     Page  3  of  6  Pages
-----------------------------------------            ---------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oracle Investment Management, Inc.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,819,070
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,819,070
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,819,070
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.9%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is being filed with respect to the Common Stock of GTx, Inc., a Delaware corporation (the "Company"), to amend the Schedule 13G filed on February 9, 2005 (the "Schedule 13G"). Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.


Item 2(a):    Name of Person Filing:
---------     ---------------------

     Item 2(a) of the Schedule 13G is hereby amended by the deletion of the entirety of the text thereof and its replacement with the following:

     This statement is filed by :

     i) Oracle Investment Management, Inc., a Delaware corporation (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities held by certain investment funds and/or managed accounts (the "Foreign Funds"), with respect to shares of Common Stock directly owned by it and by the Foreign Funds; and

     ii) Mr. Larry N. Feinberg ("Mr. Feinberg"), who A) serves as the senior managing member of Oracle Associates, LLC, a Delaware limited liability company ("Oracle Associates"), which serves as the general partner of certain investment funds and/or managed accounts (the "Domestic Funds," and together with the Foreign Funds, the "Funds"), and B) is the sole shareholder and president of the Investment Manager, with respect to shares of Common Stock directly owned by the Funds and the Investment Manager.

     Mr. Feinberg and the Investment Manager are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 4:       Ownership:
------        ----------

     Item 4 of the Schedule 13G is hereby amended by the deletion of the entirety of the text thereof and its replacement with the following:

     The percentages used herein and in the rest of this Amendment No. 1 are calculated based upon the 30,992,550 shares of Common Stock issued and outstanding as of November 4, 2005 as reported in the Company's Report on Form 10-Q for the quarterly period ended September 30, 2005. The beneficial ownership of each of the Reporting Persons is set forth below.

A.  Larry N. Feinberg
    -----------------
    (a) Amount beneficially owned: 2,441,973
    (b) Percent of class: 7.9%.
    (c) Number of shares as to which such person has:
        (i)   Sole power to vote or direct the vote: 0
        (ii)  Shared power to vote or direct the vote: 2,441,973
        (iii) Sole power to dispose or direct the disposition: 0
        (iv)  Shared power to dispose or direct the disposition: 2,441,973

B.  Oracle Investment Management, Inc.
    ----------------------------------
    (a) Amount beneficially owned: 1,819,070
    (b) Percent of class: 5.9%.
    (c) Number of shares as to which such person has:
        (i)   Sole power to vote or direct the vote: 0
        (ii)  Shared power to vote or direct the vote: 1,819,070
        (iii) Sole power to dispose or direct the disposition: 0
        (iv)  Shared power to dispose or direct the disposition: 2,441,973

Item 10:      Certification:
-------       --------------

     The Reporting Person hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 7, 2006

                                  /s/ Larry N. Feinberg
                                  ----------------------------------------------
                                  Larry N. Feinberg



                                  ORACLE INVESTMENT MANAGEMENT, INC.


                                  By:  /s/ Larry N. Feinberg
                                       -----------------------------------------
                                       Name:  Larry N. Feinberg
                                       Title: President


                               [SIGNATURE PAGE TO
                         AMENDMENT NO. 1 TO SCHEDULE 13G
                           WITH RESPECT TO GTX, INC.]